Exhibit 10.2

December 19, 2005

Brent Behrman

Re:	EMPLOYMENT TERMS

Dear Brent:

Digital Realty Trust, Inc. (the “REIT”) and Digital Realty, L.P. (the “Operating Partnership” and together with the REIT, the “Company”) are pleased to offer you the position of Director of Sales of the REIT and the Operating Partnership on the following terms, effective as of January 1, 2006 or such other date as may be agreed between you and the Company (the “Effective Date”):

1. POSITION, DUTIES AND RESPONSIBILITIES. As of the Effective Date, the Company will employ you, and you agree to be employed by the Company, as Director of Sales of the REIT and the Operating Partnership. In the capacity of Director of Sales, you will have such duties and responsibilities as are normally associated with such positions. Your duties may be changed from time to time by the Company, consistent with your positions. You will report to Vice President of Sales and Technical Services of the REIT or the Operating Partnership, as applicable, and will work full-time at our offices located at 2323 Bryan Street, Dallas, Texas, 75201.

2. BASE COMPENSATION. During your employment with the Company, the Company will pay you a base salary of $100,000.00 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and prorated for any partial month of employment. Additionally, you will be provided with a draw of $20,000.00 per year which will be applied against your commissions as outlines in section 3.

3. COMMISSION. In addition to the base salary set forth above, during your employment with the Company, you will be eligible for commissions in accordance with the Company’s then current commission plan.

4. BENEFITS AND VACATION. During your employment with the Company, you will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated employees of the Company, subject to the terms and conditions thereof.

During such employment, you will also be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other similarly situated employees of the Company, subject to the terms and conditions of the applicable Company plans or policies.

5. AT-WILL EMPLOYMENT. Your employment with the Company is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and the Company’s CEO.

6. CONFIDENTIALITY AND NON-SOLICITATION.

(a) As a condition of your employment with the Company, you agree that during the term of such employment and thereafter, you will not directly or indirectly disclose or appropriate to your own use, or the use of any third party, any trade secret or confidential information concerning the REIT, the Operating Partnership, or their respective subsidiaries or affiliates (collectively, the “Digital Group”) or their businesses, whether or not developed by you, except as it is required in connection with your services rendered for the Company. You further agree that, upon termination of your employment, you will not receive or remove from the files or offices of the Digital Group any originals or copies of documents or other materials maintained in the ordinary course of business of the Digital Group, and that you will return any such documents or materials otherwise in your possession. You further agree that, upon termination of your employment, you will maintain in strict confidence the projects in which any member of the Digital Group is involved or contemplating.

(b) You further agree that during the term of such employment and for six months after your employment is terminated, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with any member of the Digital Group to terminate their employment, agency, or other relationship with the Digital Group or such member or to render services for or transfer their business from the Digital Group or such member and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c) In recognition of the facts that irreparable injury will result to the Company in the event of a breach by you of your obligations under Sections 6(a) and (b) above, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefore, you acknowledge, consent and agree that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by you. In addition, you agree to enter into the Company’s standard Confidential Information and Invention Assignment Agreement on the Effective Date.

8. COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by Company rules and regulations as set forth in the Company’s Employee Handbook or as otherwise promulgated.

9. PAYMENT OF FINANCIAL OBLIGATIONS. In the event that your employment is shared among the Company and/or its subsidiaries and affiliates, the payment or provision to you by the Company of any remuneration, benefits or other financial obligations pursuant to this letter may be allocated to the Company and, as applicable, its subsidiaries and/or affiliates in accordance with an employee sharing or expense allocation agreement entered into by such parties.

10. WITHHOLDING. The Company may withhold from any amounts payable under this letter such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

11. ARBITRATION. Except as set forth in Section 6(c) above, any disagreement, dispute, controversy or claim arising out of or relating to this letter or the interpretation of this letter or any arrangements relating to this letter or contemplated in this letter or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Francisco, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall pay his or its own attorneys’ fees and expenses associated with such arbitration to the extent permitted by applicable law.

14. ENTIRE AGREEMENT. This letter, together with the other documents referenced herein constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any member of the Company or any entity, or representative thereof.

13. ACKNOWLEDGEMENT. You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this letter, and have been advised to do so by the Company, and (b) that you have read and understand this letter, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

14. BACKGROUND AND REFERENCE CHECK. Notwithstanding the foregoing, this offer of employment is contingent upon the satisfactory completion by the Company (or its agent) of any and all background and reference checks or other screening procedures which the Company determines to be necessary or desirable.

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this letter in the space provided below for your signature and returning it to Human Resources Director at 560 Mission Street, Suite 2900, San Francisco, CA 94105. Please retain one fully executed original for your files. This offer letter shall expire if not executed and returned by December 23, 2005 (subject to extension by the Company in its sole discretion).

We look forward to having you with us. If you have any questions, feel free to call me at 415.738.6500.

Sincerely,

Digital Realty, L.P.,
a Maryland limited partnership

By:	Digital Realty Trust, Inc.
Its:	General Partner

By:	/s/ Michael Foust
Name:	Michael Foust
Title:	Chief Executive Officer

Accepted and Agreed,

this 22 day of December, 2005.

By:	/s/ Brent Behrman
Brent Behrman

Address:

2006 Commission Plan

Proposed commission plan for 2006 is currently calculated as 2% of the gross lease amount for all leases executed based upon your material assistance as determined by the Company. Commissions will be calculated and paid on a quarterly basis of the calendar year. Commissions shall not be capped.

Terms are subject to change at any time, or from time to time at the company’s discretion. Participation is the commission plan shall not change your status as an at will Employee as set forth in your offer letter dated December 19, 2005.

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